Section 19(a) Notice

CHICAGO, December 31, 2018 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on December 17, 2018 (ex-date December 14, 2018).

The following table sets forth the estimated amounts of the fund’s December quarterly distribution, payable December 31, 2018, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2018 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$ 0.067	19.25%	$ 0.067	19.25%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	-	0.0%	-	0.0%
Return of Capital (or other Capital Source)	0.283	80.75%	0.283	80.75%
Total	$ 0.350	100.0%	$ 0.350	100.0%

As of November 30, 2018

Average annual total return on NAV for the 5 years	1.53%

Annualized current distribution rate as a percentage of NAV	8.76%

Cumulative total return on NAV for the fiscal year	4.65%

Cumulative fiscal year distributions as a percentage of NAV	2.19%

The fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, March 29, 2019 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on March 15, 2019 (ex-date March 14, 2019).

The following table sets forth the estimated amounts of the fund’s March quarterly distribution, payable March 29, 2019, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2019 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$ 0.000	0.0%	$ 0.054	7.8%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	0.350	100.0%	0.646	92.2%
Return of Capital (or other Capital Source)	-	0.0%	-	0.0%
Total	$ 0.350	100.0%	$ 0.700	100.0%

As of February 28, 2019

Average annual total return on NAV for the 5 years	1.53%

Annualized current distribution rate as a percentage of NAV	8.49%

Cumulative total return on NAV for the fiscal year	10.64%

Cumulative fiscal year distributions as a percentage of NAV	4.24%

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.